Exhibit 99.1

HF Financial Corp. Earns $4.6 million, or $0.86 per share in First Nine Months of Fiscal 2010;

Reports Continued Profitability and Excellent Asset Quality

SIOUX FALLS, SD., April 26, 2010  — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.8 million, or $0.26 per diluted share, in its third fiscal quarter, ended March 31, 2010, on 6.9 million shares outstanding.  In the third fiscal quarter a year ago, net income available to common shareholders totaled $1.8 million, or $0.45 per diluted share, when it had 4.0 million shares outstanding.  For the first nine months of fiscal 2010, HF Financial Corp. posted a profit of $4.6 million, or $0.86 per diluted share, compared to $5.7 million, or $1.40 per diluted share in the like period a year ago.  Current period results reflect the successful $20.7 million capital raising campaign completed in November, 2009 and the June 2009 repayment of $25.0 million of preferred shares that had been issued to the U.S. Treasury.

Financial Highlights (at or for the period ended March 31, 2010)

•                  HF Financial Corp. reported its 31st consecutive quarter of positive earnings, has been profitable in all but two quarters since its initial public offering in 1992, and has been consistently profitable on an annual basis.

•                  HF Financial Corp. has paid a cash dividend for over 17 years, with the current dividend of $0.1125 per share yielding 4.46%.

•                  The annualized return on average equity was 7.55% for the nine months ended March 31, 2010.

•                  The annualized return on average assets was 0.52%.

•                  Nonperforming assets (NPA) remained well below regional and national averages, totaling $10.8 million or 0.88% of total assets.  At March 31, 2010, NPAs to total assets was 0.88% versus 1.38% at December 31, 2009, and up from 0.45% a year ago.

•                  Total risk-based capital to risk weighted assets was 11.72%, Tier 1 capital to risk-weighted assets was 10.85% and Tier 1 capital to total adjusted assets was 8.63%.  These ratios all exceed the regulatory required levels of 10.00%, 6.00% and 5.00%, respectively, to meet the well capitalized requirement.

•                  HF Financial Corp. generated a 3.7% year-over-year loan growth, with agricultural loans up 18.4%.

•                  Similarly, deposit levels increased 4.4% over the past year with money market deposits increasing 22.5% to 20.9% of total deposits.

•                  Certificates of deposits, which are a higher cost of funding, declined 6.0% and accounted for 47.1% of total deposits compared to 52.3% of deposits a year ago.

•                  Year-to-date, net interest margin expressed on a fully taxable equivalent basis was 3.32% compared to 3.39% a year ago.

“Despite nationwide economic difficulties, our franchise continues to generate solid profitability, while continuing to provide credit to regional businesses and consumers,” stated Curt Hage, Chairman, CEO and President of HF Financial Corp. “We have positioned our core franchise to weather economic downturns and volatile interest rate cycles.”

South Dakota Economic Update

South Dakota’s economy continues to be healthier than the nation, as a whole, as reflected by a South Dakota unemployment rate of 4.8% in March, which is half the national unemployment rate of 9.7%.  “Our markets in eastern South Dakota and western Minnesota have fared better than many areas around the country, with a well-diversified industrial and services-based urban economy and a very healthy agricultural sector.  Sioux Falls, South Dakota, continues to be a commerce and cultural center for the region, creating business lending opportunities for us.”

According to the REALTOR ® Association of the Sioux Empire, Inc., a non-profit trade association associated with the real estate industry, home buyers in the Sioux Falls MSA were active in March with a strong 15.1% year-over-year increase in closed sales.  The Company believes home prices are stabilizing, as the March median sales price of $150,500 represents a 10.0% increase over March, 2009.

Asset Quality and Balance Sheet Review

Total assets were $1.23 billion at March 31, 2010, compared to $1.17 billion at March 31, 2009.   The asset growth reflects both loan and investment security growth funded by deposits, borrowings and new equity.

The loan portfolio increased 4.1% to $875.0 million at March 31, 2010 from $840.7 million a year ago.

Agriculture loans increased 18.4% to $252.3 million at March 31, 2010 from $213.1 million at March 31, 2009.  Commercial business and real estate loans decreased slightly to $307.1 million at March 31, 2010, from $313.2 million at March 31, 2009.  “Reflecting the overall caution in the markets, our customers are not fully utilizing their credit lines during this economic cycle.  Consequently, commercial loan demand is down from prior years,” said Darrel Posegate, President of Home Federal Bank.

Nonperforming assets at March 31, 2010 decreased 33.3% to $10.8 million compared to $16.2 million at December 31, 2009.  The decrease was largely the result of non-accruing loans decreasing $5.5 million from December 31, 2009.  Total nonperforming assets were 0.88% of total assets at March 31, 2010, compared to 1.38% of total assets three months earlier. Approximately 32% of the nonperforming assets at March 31, 2010 were commercial loans and 48% were agricultural loans.  The remaining NPAs were commercial real estate, one-to four-family and other consumer loans. Nonperforming assets consist of non-accruing loans, accruing loans 90 days or more past due and foreclosed assets.

“We have made progress on resolving our largest nonperforming loan by agreeing to restructure this ag credit. This change allowed us to return $4.0 of the $6.5 million principal balance back to accruing and performing status.  The other credit mentioned in previous releases, a $1.4 million business loan, continues to make quarterly principal and interest payments even though past due.  We are continuing to work to return this loan to performing status,” Posegate stated.

The allowance for loan losses was $8.9 million, or 1.02% of total loans at March 31, 2010, compared to $8.5 million, or 1.01% of total loans at December 31, 2009, and $8.1 million, or 0.97% of total loans a year ago.

At March 31, 2010, the investment securities portfolio held six trust preferred pools at an adjusted cost basis of $9.5 million and a fair value of $4.4 million.  “In addition to our internal evaluation of the value of these securities based on a number of event scenarios we also contract with a third party appraiser to value these securities,” said Posegate.  “Year-to-date, we have booked other-than-temporary impairment (OTTI) of  $2.0 million, of which $2.4 million of credit loss was recognized through the earnings statement, with the balance of $380,000 recognized on the balance sheet in other comprehensive income.  Over the past two years, we have taken OTTI credit loss charges totaling $2.8 million to bring the carrying value of these securities in line with expected life-time returns.”

Deposits totaled $839.6 million at March 31, 2010, compared to $863.4 million at December 31, 2009, and $804.2 million a year ago. The Bank’s deposits are affected by the seasonality of municipal deposits.  Noninterest-bearing demand deposits totaled $96.8 million at March 31, 2010, or 11.5% of the deposit portfolio.  Total low-cost deposits (excluding all time deposits) were $444.2 million at March 31, 2010, or 52.9% of the deposit portfolio compared to $423.7 million, or 49.1% of total deposits at December 31, 2009, and $383.6 million, or 47.7% of total deposits a year ago.  “We continue to emphasize funding our core operations with lower cost accounts, which now make up more than 50% of total deposits,” said Hage.

Tangible common shareholders’ equity to tangible assets was 7.22% at March 31, 2010. Tangible book value per common share was $12.79 at March 31, 2010, compared to $15.93 year ago. HF Financial Corp. raised additional capital in November 2009 by selling 2.9 million shares at $8.00 each, netting approximately $20.7 million in new capital.  “Our strong capital position will allow us to continue our growth and move into new markets as opportunities present themselves,” stated Hage.  HF Financial Corp. remains well-capitalized with Tier 1 Capital to Risk Weighted Assets of 10.85% at March 31, 2010.

Review of Operations

HF Financial Corp.’s earnings continued to remain stable despite an increase in loan loss provisions.  Net income available to common shareholders was $1.8 million, or $0.26 per diluted share, for the quarter ended March 31, 2010 compared to $2.0 million, or $0.38 per diluted share, for the quarter ended December 31, 2009, and $1.8 million, or $0.45 per diluted share, for the third quarter fiscal 2009.   For the nine months ended March 31, 2010, net income available to common shareholders was $4.6 million or $0.86 per diluted share versus $5.7 million or $1.40 per diluted share for the comparable period one year earlier.

Third quarter 2010 net interest income, before the provision for loan losses, grew 5.6% from the second quarter.  Net interest income totaled $9.4 million for the third quarter of fiscal 2010 compared to $8.9 million for the second quarter of fiscal 2010.

The net interest margin expressed on a fully taxable equivalent basis (net interest income, TE as a percentage of average earning assets) was 3.32% for the first nine months of fiscal 2010 compared to 3.39% for the same period a year ago.

“In the current interest rate environment, we are proactively managing interest rate risk by selling a portion of our fixed-rate mortgage backed securities and reinvesting in adjustable rate investments,” said Posegate.  “Though adjustable rate securities currently produce lower yields than other types of investments, they are more likely to hold their value in a rising interest rate environment.  Consequently, we are working to preserve capital in the long run and are willing to sacrifice some yield in the short run.”

The loan loss provision for the quarter ended March 31, 2010 was $981,000 compared to $424,000 the previous quarter and $414,000 one year earlier.  “The increased provision reflects reserve allocations relative to a larger loan portfolio and the replacement of loan charge-offs,” said Posegate.  Loan loss provisions for the nine months ended March 31, 2010 were $1.75 million versus $801,000 for the comparable period one year earlier.  For the third fiscal quarter of 2010, loan charge-offs were $602,000 compared to $459,000 for the second fiscal quarter of 2010.

For the fiscal third quarter 2010, noninterest income was $2.8 million compared to $3.3 million for the second fiscal quarter of 2010 and $3.0 million for the fiscal third quarter a year ago.  The decrease in noninterest income from the second quarter of fiscal 2010 was largely due to smaller gains on the sale of loans and securities and slightly lower fees on deposits.  The lower fees on deposits were a result of decreased overdraft fees.  For the nine months ended March 31, 2010, noninterest income totaled $7.8 million compared to $9.0 million for the nine months ended March 31, 2009.  This decrease was due to larger impairment losses recognized, which reduce noninterest income, and this reduction was partially offset by the larger gain on sale of securities in the current fiscal year when compared to the nine months ended March 31, 2009.

Operating expenses in the third quarter of fiscal 2010 decreased to $8.5 million from $8.8 million in the second quarter of fiscal 2010, reflecting lower compensation and benefit costs and marketing and community development, and increased slightly from $8.4 million one year earlier.   For the nine months ended March 31, 2010, operating expenses increased 1.0% to $26.3 million from $26.0 million in the comparable period one year ago.

Quarterly Dividend Declared

The Company announced that its board of directors has declared another regular quarterly cash dividend of $0.1125 per common share for the third quarter of fiscal 2010.  The dividend will be paid on May 14, 2010 to stockholders of record on May 7, 2010.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2009, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curt Hage, Chairman, CEO and President of HF Financial Corp.

(605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Interest, dividend and loan fee income:
Loans and leases receivable	$12,192	$12,045	$36,887	$37,709
Investment securities and interest-earning deposits	1,928	2,963	6,213	8,696
	14,120	15,008	43,100	46,405
Interest expense:
Deposits	2,826	3,515	9,682	12,224
Advances from Federal Home Loan Bank and other borrowings	1,941	2,343	6,456	7,335
	4,767	5,858	16,138	19,559
Net interest income	9,353	9,150	26,962	26,846

Provision for losses on loans and leases	981	414	1,748	801

Net interest income after provision for losses on loans and leases	8,372	8,736	25,214	26,045

Noninterest income:
Fees on deposits	1,293	1,304	4,142	4,373
Loan servicing income	527	617	1,506	1,708
Gain on sale of loans, net	369	543	1,402	1,079
Trust income	173	158	637	533
Gain on sale of securities, net	229	387	1,365	512

Total other-than-temporary impairment losses	59	(3,158)	(2,022)	(3,158)
Portion of loss recognized in other comprehensive income	(263)	2,797	(380)	2,797
Net impairment losses recognized in earnings	(204)	(361)	(2,402)	(361)

Other	423	356	1,111	1,138
	2,810	3,004	7,761	8,982
Noninterest expense:
Compensation and employee benefits	5,078	5,232	15,380	16,181
Occupancy and equipment	1,161	1,034	3,345	3,023
FDIC insurance	325	272	985	535
Check and data processing expense	659	671	2,034	1,945
Professional fees	338	397	1,275	1,352
Marketing and community development	319	222	1,284	1,108
Foreclosed real estate and other properties, net	34	6	101	219
Other	609	574	1,847	1,624
	8,523	8,408	26,251	25,987
Income before income taxes	2,659	3,332	6,724	9,040
Income tax expense	868	1,161	2,117	3,048
Net income	1,791	2,171	4,607	5,992
Preferred stock dividend and accretion	—	340	—	340
Net income available to common shareholders	$1,791	$1,831	$4,607	$5,652

Basic earnings per common share:	$0.26	$0.45	$0.86	$1.41
Diluted earnings per common share:	$0.26	$0.45	$0.86	$1.40
Basic weighted average shares:	6,938,538	4,024,335	5,378,964	4,000,456
Diluted weighted average shares:	6,940,628	4,034,659	5,384,144	4,025,426
Outstanding shares (end of period):	6,938,538	4,025,982	6,938,538	4,025,982

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	3/31/2010	6/30/2009	3/31/2009

Balance Sheet Data
Total assets	$1,234,480	$1,176,796	$1,171,991
Cash and cash equivalents	20,420	18,511	13,732
Securities available for sale	265,655	222,910	250,045
Loans and leases receivable, net	841,244	842,812	811,390
Loans held for sale	24,866	14,881	21,193
In-Market Deposits	821,178	816,835	774,396
Out-of-Market Deposits	18,382	21,033	29,812
Advances from Federal Home Loan Bank and other borrowings	243,387	212,869	210,335
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	93,712	68,675	94,094

Common stockholder’s equity before OCI (1) to consolidated assets	7.90%	6.22%	6.22%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.07)	(0.15)	(0.16)
Net unrealized losses on defined benefit plan	(0.16)	(0.16)	(0.07)
Net unrealized losses on derivatives and hedging activities	(0.05)	(0.05)	(0.06)
Goodwill to consolidated assets	(0.40)	(0.42)	(0.42)
Tangible common equity to tangible assets	7.22%	5.44%	5.50%

Tangible book value per common share (2)	$12.79	$15.83	$15.93

Tier I capital (to adjusted total assets) (3)	8.63%	8.45%	8.25%
Tier I capital (to risk weighted assets) (3)	10.85%	10.20%	10.18%
Total risk-based capital (to risk-weighted assets) (3)	11.72%	11.05%	11.02%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	March 31, 2010		June 30, 2009
	Amount	Percent	Amount	Percent

One-to four-family (1)	$74,029	8.71%	$84,849	9.97%
Commercial business and real estate (2)	307,137	36.13%	322,416	37.87%
Multi-family real estate	50,460	5.94%	48,342	5.68%
Equipment finance leases	11,828	1.39%	16,010	1.88%
Consumer direct (3)	120,475	14.17%	116,777	13.72%
Consumer indirect (4)	10,808	1.27%	21,394	2.51%
Agricultural	252,276	29.67%	231,315	27.17%
Construction	23,166	2.72%	10,179	1.20%
Total loans and leases receivable (5)	$850,179	100.00%	$851,282	100.00%

(1) Excludes $15,562 and $8,888 loans held for sale at March 31, 2010 and June 30, 2009, respectively.

(2) Includes $2,706 and $2,810 tax exempt leases at March 31, 2010 and June 30, 2009, respectively.

(3) Excludes $9,304 and $5,993 student loans held for sale at March 31, 2010 and June 30, 2009, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	March 31, 2010		June 30, 2009
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$96,774	11.53%	$94,067	11.23%
Interest bearing checking accounts	94,773	11.29%	94,846	11.32%
Money market accounts	175,295	20.88%	145,214	17.33%
Savings accounts	77,337	9.21%	81,417	9.72%
In-market certificates of deposit	376,999	44.90%	401,291	47.89%
Out-of-market certificates of deposit	18,382	2.19%	21,033	2.51%
Total deposits	$839,560	100.00%	$837,868	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2010	3/31/2009	3/31/2010	3/31/2009
Balance, beginning	$8,512	$8,133	$8,470	$5,933
Provision charged to income	981	414	1,748	801
Charge-offs	(602)	(469)	(1,416)	(982)
Recoveries	44	62	133	2,388
Balance, ending	$8,935	$8,140	$8,935	$8,140

	3/31/2010	6/30/2009	3/31/2009

Asset Quality
Nonaccruing loans and leases	$4,151	$9,381	$2,259
Accruing loans and leases delinquent more than 90 days	5,357	2,092	2,261
Foreclosed assets	1,294	1,085	698
Total nonperforming assets	$10,802	$12,558	$5,218

FAS Statement No. 5 Allowance for loan and lease losses	$8,653	$8,267	$7,953
FAS Statement No. 114 Impaired loan valuation allowance	282	203	187
Total allowance for loans and lease losses	$8,935	$8,470	$8,140

Ratio of nonperforming assets to total assets at end of period (1)	0.88%	1.07%	0.45%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.09%	1.32%	0.54%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	0.20%	(0.10)%	(0.23)%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.02%	0.98%	0.97%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	93.97%	73.83%	180.09%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)          Percentages for the nine months ended March 31, 2010 and March 31, 2009 have been annualized.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2010		3/31/2009
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$852,249	5.77%	$820,766	6.12%
Investment securities (2) (3)	247,056	3.35%	252,758	4.58%
Total interest-earning assets	1,099,305	5.22%	1,073,524	5.76%
Noninterest-earning assets	77,148		66,772
Total assets	$1,176,453		$1,140,296

Interest-bearing liabilities:
Deposits:
Checking and money market	$230,015	0.56%	$233,156	0.99%
Savings	72,158	0.36%	68,298	0.90%
Certificates of deposit	432,630	2.62%	383,205	3.49%
Total interest-bearing deposits	734,803	1.76%	684,659	2.38%
FHLB advances and other borrowings	205,067	3.30%	235,778	3.36%
Subordinated debentures payable to trusts	27,837	6.57%	27,837	6.62%
Total interest-bearing liabilities	967,707	2.22%	948,274	2.75%
Noninterest-bearing deposits	93,956		76,360
Other liabilities	33,526		37,091
Total liabilities	1,095,189		1,061,725
Equity	81,264		78,571
Total liabilities and equity	$1,176,453		$1,140,296

Net interest spread (4)		3.00%		3.01%
Net interest margin (4) (5)		3.27%		3.33%
Net interest margin, TE (6)		3.32%		3.39%
Return on average assets (7)		0.52%		0.70%
Return on average equity (8)		7.55%		10.16%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the nine months ended March 31, 2010 and March 31, 2009 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.